Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated July 17, 2007 and is effective as of January 1, 2007, by and between Joel M. Bennett ("Executive") and JAKKS Pacific, Inc., a Delaware corporation ("JAKKS" or the "Company").

WITNESSETH:

    WHEREAS, Executive and the Company entered into an Employment Agreement, dated as of January 1, 2003 that expired on December 31, 2006; and

    WHEREAS, Executive and the Company desire to enter into a new Employment Agreement to provide for Executive's continued employment by the Company on the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  OFFICES AND DUTIES.

(a)  The Company hereby employs Executive during the Term (as hereinafter defined) to serve as the Company's Executive Vice President and Chief Financial Officer. As such, Executive shall have principal responsibility and authority (subject to the provisions of Section 1(c)) to administer all financial and accounting functions for the Company and its subsidiaries, including without limitation with respect to:

(i)	financial recordkeeping and reporting;

(ii)	interfacing with the Company's independent auditors;

(iii)	preparation and interpretation of budgets, projections and other financial analyses;

(iv)	tax reporting and compliance;

(v)	cash management; and

(vi)	reporting to and advising the Company's Board of Directors and executive management on financial, accounting, tax and compensation matters.

Within the scope of such functions and duties, Executive shall perform such administrative and supervisory services on behalf of the Company as the Company's Board of Directors or a Superior Officer (as hereinafter defined) may from time to time reasonably direct. The Company's Board of Directors or a Superior Officer may appoint or designate Executive to serve in such other corporate offices of the Company or a Subsidiary (as hereinafter defined) as they may from time to time deem necessary, proper or advisable; provided that, without his consent (which shall not be unreasonably withheld), Executive shall not be required to occupy or serve in any office which (i) is not reasonably related to his functions and duties as Chief Financial Officer and (ii) involves other substantial duties or liabilities.

    (b)  Executive shall devote substantially all of his business time and attention to the business and affairs of the Company.

    (c)  Executive shall at all times be subject to the direction and control of the Company's Board of Directors and the Superior Officers and observe and comply with such rules, regulations, policies and practices as the Company's Board of Directors or the Superior Officers may from time to time establish.

    (d)  Executive hereby accepts such employment and agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company, perform the duties assigned to him or incidental to the offices assumed by him pursuant to this Section.

2.  TERM. The employment of Executive hereunder shall commence as of the date hereof and continue for a term ending on December 31, 2009, subject to earlier termination upon the terms and conditions provided elsewhere herein (the "Term"). As used herein, "Termination Date" means the last day of the Term.

3.  COMPENSATION.

    (a)(i)  Base Salary. As compensation for his services hereunder, the Company shall pay to Executive a base salary at the rate of $400,000 per annum (the "Base Salary"). The Base Salary shall be paid to Executive in substantially equal installments no less often than twice monthly, subject to any required tax withholding.

    (a)(ii)  Restricted Stock Award. Subject to the terms of the Company's 2002 Stock Award and Incentive Plan (as in effect on the date hereof and as subsequently may be amended, from time to time, the "Plan") and the applicable restricted stock agreement, which shall be substantially in the form annexed hereto as Exhibit A, upon the execution of this Agreement, the Company shall grant to Executive 15,000 shares of restricted common stock, par value $.001 per share (the "Restricted Stock"), of the Company. 5,000 shares of this award of Restricted Stock shall vest (and associated restrictions shall lapse) on each of December 31, 2007, 2008 and 2009, all in accordance with the terms of the applicable restricted stock agreement.

    (b)  Bonus. The Compensation Committee of the Board of Directors or the Board of Directors may, from time to time, award an annual bonus to Executive, in cash or in property, in an amount up to fifty percent (50%) of the Base Salary, as such Committee or the Board of Directors may determine in its sole discretion to be appropriate based on business criteria established or determined by the Committee, including economic and business conditions affecting the Company, and Executive's personal performance. Such annual bonus may be awarded in accordance with the Plan or as otherwise determined by such Committee or the Board of Directors.

    (c)  Additional Compensation. The Company shall pay to the Executive such additional incentive compensation as the Compensation Committee of the Board of Directors or the Board of Directors may from time to time determine.

    (d)  Nothing contained herein and no action taken in respect of any bonus or additional compensation (or otherwise in respect of Sections 3(b) or (c)) shall create or be construed to create a trust of any kind. Any bonus or additional compensation under Sections 3(b) or (c) shall be paid from general funds of the Company, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of any bonus or additional compensation hereunder.

    (e)  In addition to his Base Salary and other compensation provided herein, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any stock, stock option or other equity participation plan and any profit-sharing, pension, retirement, insurance, medical service or other employee benefit plan generally available to the executive officers of the Company, and to receive any other benefits or perquisites generally available to the executive officers of the Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term. Except as otherwise expressly provided herein, the Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

    (f)  During the Term, Executive shall not be entitled to additional compensation for serving as a director or officer of the Company or any Subsidiary (other than Executive Vice President or Chief Financial Officer of the Company), if such service is reasonably related to his duties and functions as the Company's Chief Financial Officer and does not involve any other substantial duties or liabilities.

4.  EXPENSE ALLOWANCE.

    (a)  The Company shall pay directly, or advance funds to Executive or reimburse Executive for, all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, upon the submission to the Company of itemized expense reports, receipts or vouchers in accordance with its then customary policies and practices.

    (b)  The Company shall provide to Executive a suitable automobile or other vehicle for his exclusive use and shall pay the entire cost thereof (including, without limitation, purchase price or lease payments, insurance premiums, repair charges, and maintenance and operating expenses), other than fuel charges, or shall pay to executive a monthly automobile allowance in the amount of $1,000.

5.  LOCATION.  Except for routine travel and temporary accommodation reasonably required to perform his services hereunder, Executive shall not be required to perform his services hereunder at any location other than the Company's principal executive office.

6.  OFFICE.  The Company shall provide Executive with suitable office space, furnishings and equipment, secretarial and clerical services and such other facilities and office support as are reasonably necessary for the performance of his services hereunder.

7.  VACATION.  Executive shall be entitled to four weeks paid vacation during each year of his employment hereunder, such vacation to be taken at such time or times as shall be agreed upon by Executive and the Company. Vacation time shall be cumulative from year to year, except that Executive shall not be entitled to take more than six weeks vacation during any consecutive 12-month period during the Term.

8.  KEY-MAN INSURANCE.  The Company shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Company in such amounts as the Company may determine in its sole discretion. In connection therewith, Executive shall, at such time or times and at such place or places as the Company may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Company may deem necessary or appropriate.

9.  CONFIDENTIAL INFORMATION.  Executive shall, during the Term and for a period of five years thereafter, hold all Confidential Information (as hereinafter defined) in a fiduciary capacity for the benefit of the Company, and he shall not, at any time hereafter, without the prior written consent of the Company, use or disclose to any Person, other than the Company or its designees, any such Confidential Information, except:

(a)  to the extent reasonably required for Executive to perform his functions and duties hereunder;

(b)  to the extent disclosure is required by an order, subpoena, demand or other legal process; provided that Executive promptly gives notice thereof to the Company so that the Company may oppose such disclosure or seek a protective order or other confidential treatment of such Confidential Information;

(c)  to the extent any Confidential Information becomes generally available in the public domain (other than through the disclosure of such Confidential Information by Executive in violation of the provisions of this Section or any other confidentiality obligation of Executive in favor of the Company or a Subsidiary); and

(d)  that any Confidential Information that was known to Executive prior to his initial employment by the Company may be used by or disclosed by Executive after the Termination Date.

On the Termination Date or upon request by the Company at any time prior thereto, Executive shall deliver to the Company any manuals, records, files, lists and other documentation (regardless of form) embodying or containing Confidential Information, without retaining any copy thereof, except to the extent such Confidential Information may be retained for use or disclosure by Executive pursuant to clauses (a) through (d) of the preceding sentence.

10.  INTELLECTUAL PROPERTY.  Subject to Sections 2870 and 2871 of the California Labor Code:

  (a)  Any Invention (as hereinafter defined) conceived, developed, created or made by Executive, alone or with others, during the Term and applicable to the business of the Company, whether or not patentable or registrable, shall become the sole and exclusive property of the Company.

  (b)  Executive shall disclose the same promptly and completely to the Company and shall, during the Term or thereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing applications for and procuring such patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any Proceeding (as hereinafter defined), in order to obtain, maintain and protect the Company's right therein and thereto; provided that the Company shall bear the entire cost and expense of such assistance, including without limitation paying Executive reasonable compensation for any such assistance after the Termination Date.

11.  NON-SOLICITATION. During the Term, and unless his employment terminates pursuant to Section 14(a), for a further period of two years thereafter, Executive shall not, directly or indirectly, for himself or on behalf of any other Person, attempt in any manner to persuade any supplier, customer or vendor of the Company or Subsidiary to cease doing business or to reduce the amount of business with the Company or such Subsidiary which any such supplier, customer or vendor has customarily done or contemplates doing with the Company or such Subsidiary.
Executive acknowledges that the provisions of this Section, and the period of time and scope and type of restrictions on his activities set forth herein, are reasonable and necessary for the protection of the Company.

12.  TERMINATION UPON DEATH OR DISABILITY.  Executive's employment hereunder shall terminate immediately upon his death. In the event that Executive is unable to perform his duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 90 days in any consecutive 12-month period, the Company shall have the right to terminate Executive's employment hereunder within 60 days after the 90th day of his disability or incapacity by giving Executive notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such employment shall terminate.

13.  TERMINATION BY THE COMPANY.

       (a)  In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Executive's employment under this Agreement for the reasons set forth in this Section 13(a), any of which reasons shall constitute “cause” and any of which events shall be referred to as a “For Cause Event”, if:

(i)  Executive is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either Executive fails to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if Executive does perfect such an appeal, his conviction of a felony offense is sustained on appeal; or

(ii)  the Company's Board of Directors determines, after due inquiry, that Executive has:

(A) committed fraud against, or embezzled or misappropriated funds or other assets of, the Company or any Subsidiary;

(B) violated, or caused the Company or any Subsidiary, or any officer, employee or other agent thereof, or any other Person to violate, any material law, regulation or ordinance, which violation has or would reasonably be expected to have a significant detrimental effect on the Company, or any material rule, regulation, policy or practice established by the Board of Directors of the Company or any Subsidiary;

(C) on a persistent or recurring basis, (1) failed properly to perform his duties hereunder or (2) acted in a manner detrimental to, or adverse to the interests of, the Company; or

(D) violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by Executive hereunder.

      (b)  The Company may effect such termination for cause by giving Executive notice to such effect, setting forth therein the Termination Date (which may be the date such notice is given, in case such termination is based on paragraph (i) or clause A of paragraph (ii) of Section 13(a), but which shall otherwise be at least 20 days after the date such notice is given) and, in reasonable detail, the factual basis for such termination, and, in such event, such termination shall be effective on the Termination Date set forth in such notice, unless Executive avoids such termination by curing to the reasonable satisfaction of the Company's Board of Directors the factual basis for termination set forth therein or otherwise providing the Board of Directors with information reasonably sufficient for the Board to determine that the termination should not be effected.

      (c)  In making any determination pursuant to this Section 13(a) as to the occurrence of any For Cause Event described in clauses (A) to (D) of paragraph (ii) thereof, each of the following shall constitute convincing evidence of such occurrence:

(i)  if Executive is made a party to, or target of, any Proceeding arising under or relating to any For Cause Event, Executive's failure to defend against such Proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment, or allegation thereof asserting or based upon the occurrence of a For Cause Event;

(ii)  any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding or based upon the occurrence of a For Cause Event (that is not reversed or vacated on appeal); or

(iii)  any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a For Cause Event;

provided that none of the foregoing shall be dispositive or create an irrebuttable presumption of the occurrence of such For Cause Event; and provided further that the Company's Board of Directors may rely on any other factor or event as convincing evidence of the occurrence of a For Cause Event.

      (d)  Nothing contained herein shall prevent the Company’s Board of Directors from making its determination that a For Cause Event has occurred subsequent to the termination of the Executive’s employment hereunder.

      (e)  In addition to any other termination rights provided in this Agreement, the Company may terminate Executive’s employment under this Agreement without cause and for no reason or any reason upon thirty (30) days prior written notice given at any time after the six month anniversary of the date of this Agreement, in which event the Executive shall be entitled to receive the amounts provided for under Sections 15(a) and 15(c) below.

14.  TERMINATION BY EXECUTIVE.  In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate his employment hereunder if:

      (a)  the Company violates, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder or, (ii) as a result of any action or failure to act by the Company, there is a material change in the nature or scope of the duties, obligations, rights or powers of Executive's employment, by giving the Company notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least 10 days prior to the date of termination set forth therein; provided, however, that the Company may avoid such termination if it, prior to the date of termination set forth in such notice, (i) cures or explains to the reasonable satisfaction of Executive the factual basis for termination set forth therein or (ii) confirms in writing that Executive has no further obligation to perform any of the duties assigned to him by the Company or any other services for the Company, and continues to pay and/or provide Executive with the compensation and benefits set forth in Sections 3 and 4 hereof in accordance with the provisions of this Agreement; and

      (b)  a Change of Control (as hereinafter defined) occurs during the Term, by giving the Company notice to such effect, setting forth the event or circumstance constituting such Change of Control, such termination to be effective upon the date of termination set forth therein (not less than 90 days after the date of such notice).

The termination by Executive of his employment pursuant to this Section 14 shall not constitute or be deemed to constitute for any purpose a "voluntary resignation" of his employment.

15.  COMPENSATION UPON TERMINATION.  Notwithstanding anything contained herein to the contrary:

      (a)  Upon termination of Executive's employment hereunder, he shall be entitled to receive, in any case, any compensation or other amounts due to him pursuant to Section 3 (except as otherwise provided in Section 15(b) below) or Section 4 in respect of his employment prior to the Termination Date.

      (b)  If Executive’s employment is terminated as a result of the occurrence of a “For Cause Event" pursuant to Section 13, from and after the Termination Date, the Company shall have no further obligation to Executive hereunder, including without limitation any obligation pursuant to Section 17, except for the payment to Executive of any amount required to be made pursuant to Section 15(a) above; provided, however, that payment of any bonus compensation under Section 3(b) shall only be made to the extent it has been earned or awarded with respect to the last full fiscal year immediately preceding the Termination Date, and no bonus compensation shall be paid with respect to the fiscal year in which the Termination Date occurs.

      (c)  If Executive’s employment is terminated by (i) Executive pursuant to Section 14, and, if at the time Executive gives the Company the notice of termination referred to therein, the Company has not given to Executive a notice of termination upon his disability pursuant to Section 12 or "for cause" pursuant to Section 13; or (ii) the Company other than as a result of the occurrence of a "For Cause Event" pursuant to Section 13, he shall be entitled to receive an amount equal to the total amount of his annual Base Salary in effect as of the Termination Date.

      (d)  If Executive's employment hereunder terminates as a result of his death or disability pursuant to Section 12, he or his guardian, custodian or other legal representative or successor shall be entitled to continue to receive the Base Salary payable pursuant to Section 3(a)(i) in the amounts and at the times provided therein for a period of six months following the Termination Date.

      (e)  Except as otherwise provided in Section 15(d), any amount payable to Executive upon termination of his employment hereunder shall be paid promptly, and in any event within 30 days, after the Termination Date.

16.  CHANGE OF CONTROL.

        (a)  For the purposes of this Section 16:

(i)  The "Act" is the Securities Exchange Act of 1934, as amended.

(ii)  A "person" includes a "group" within the meaning of Section 13(d)(3) of the Act.

(iii)  "Control" is used herein as defined in Rule 12b-2 under the Act.

(iv)  "Beneficially owns" and "acquisition" are used herein as defined in Rules 13d-3 and 13d-5, respectively, under the Act.

(v)  "Non-Affiliated Person" means any person, other than Executive, an employee stock ownership trust of the Company (or any trustee thereof for the benefit of such trust), or any person controlled by Executive, the Company or such a trust.

(vi)  "Voting Securities" includes Common Stock and any other securities of the Company that ordinarily entitle the holders thereof to vote, together with the holders of Common Stock or as a separate class, with respect to matters submitted to a vote of the holders of Common Stock, but securities of the Company as to which the consent of the holders thereof is required by applicable law or the terms of such securities only with respect to certain specified transactions or other matters, or the holders of which are entitled to vote only upon the occurrence of certain specified events (such as default in the payment of a mandatory dividend on preferred stock or a scheduled installment of principal or interest of any debt security), shall not be Voting Securities.

(vii)  "Right" means any option, warrant or other right to acquire any Voting Security (other than such a right of conversion or exchange included in a Voting Security).

(viii)  The "Code" is the Internal Revenue Code of 1986, as amended.

(ix)  "Base amount," "present value" and "parachute payment" are used herein as defined in Section 280G of the Code.

        (b)  A "Change of Control" occurs when:

(i)  a Non-Affiliated Person acquires control of the Company;

(ii)  upon an acquisition of Voting Securities or Rights by a Non-Affiliated Person or any change in the number or voting power of outstanding Voting Securities, such Non-Affiliated Person beneficially owns Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 16(g)) equal to or greater than 25% of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person (determined in accordance with Section 16(g)); or

(iii)  upon any change in the membership of the Company's Board of Directors, a majority of the directors are persons who are not nominated or appointed by the Company's Board of Directors as constituted prior to such change.

        (c)  It is intended that the present value of any payments or benefits to Executive, whether hereunder or otherwise, that are includable in the computation of parachute payments shall not exceed 2.99 times the base amount. Accordingly, if Executive receives any payment or benefit from the Company which, when added to any parachute payments he receives as a result of the Change in Control, would subject any of the payments or benefits to Executive to the excise tax imposed by Section 4999 of the Code, such parachute payments shall be reduced by the least amount necessary to avoid such tax. The Company shall have no obligation hereunder to make any payment or provide any benefit to Executive after the payment of such parachute payments which would subject any of such payments or benefits to the excise tax imposed by Section 4999 of the Code.

        (d)  Any other provision hereof notwithstanding, Executive may, prior to his receipt of any parachute payments pursuant to Section 15(c)(ii), waive the payment thereof, or, after his receipt of such parachute payments thereunder, treat some or all of such amount as a loan from the Company which Executive shall repay to the Company within 180 days after the receipt thereof, together with interest thereon at the rate provided in Section 7872 of the Code, in either case, by giving the Company notice to such effect.

        (e)  Any determination of any payment or benefit required to be made pursuant to this Section 16, shall be made by the Company's regularly-engaged independent certified public accountants, whose determination shall be conclusive and binding upon the Company and Executive; provided that such accountants shall give to Executive, on or before the date on which any such payment or benefit would be made, a notice setting forth in reasonable detail such determination and the basis therefor, and stating expressly that Executive is entitled to rely thereon.

        (f)  The number of votes that may be cast by holders of Voting Securities or Rights upon the issuance or grant thereof shall be deemed to be the largest number of votes that may be cast by the holders of such securities or the holders of any other Voting Securities into which such Voting Securities or Rights are convertible or for which they are exchangeable or exercisable, determined as though such Voting Securities or Rights were immediately convertible, exchangeable or exercisable and without regard to any anti-dilution or other adjustments provided for therein.

17.  OTHER TERMINATION PROVISIONS.

        (a)  Upon request by Executive, on the Termination Date or as soon as practicable thereafter, the Company shall assign to Executive, and Executive shall assume, the purchase agreement or lease relating to any automobile or other vehicle that the Company provides for his use on the Termination Date pursuant to Section 4(b) (other than an automobile or other vehicle owned or leased by Executive), if and to the extent assignable under the terms and conditions thereof, and thereafter Executive shall be liable for, and the Company shall be relieved of all liability for, any amount or other obligation required to be paid or performed thereunder in respect of any period commencing after the date of assignment.

        (b)  Throughout the 10-year period following the Termination Date, the Company shall indemnify Executive, and hold him harmless from, any loss, damages, liability, obligation or expense that he may suffer or incur in connection with any claim made or Proceeding commenced during such period relating to his service as a director, officer, employee or agent of the Company (or any subsidiary thereof) to the same extent and in same manner as the Company shall be obligated so to indemnify Executive immediately prior to the Termination Date; provided that, if during such 10-year period the Company adopts or assumes any indemnification policy or practice with respect to its directors, officers, employees or agents that is more favorable than that in effect on the Termination Date, Executive shall be entitled to such more favorable indemnification.

        (c)  Throughout the 10-year period following the Termination Date, the Company shall maintain for the benefit of Executive directors' and officers' liability insurance (on a "claims made" basis) providing coverage at least as favorable to Executive (including with respect to limits of liability, exclusions, and deductible and retention amounts) as that in effect on the
Termination Date.

18.  LIMITATION OF AUTHORITY.  Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

19.  NOTICES.  Any notice or demand required or permitted to be given or made hereunder to or upon either party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to the Company at:

11 East 26th Street
New York, New York 10010
Attn.:  President
Fax:  (212) 929-9278

with a copy to:

22619 Pacific Coast Highway, Suite 250
Malibu, California 90265
Attn: President
Fax: (310) 456-7099

Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP
750 Lexington Avenue
New York, New York 10022
Attn: Geoffrey A. Bass, Esq.
Fax: (212) 888-7776

to Executive at:

6791 Trevino Drive
Moorpark, California 93021
Fax: (805) 532-1092

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), five business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent.

20.  AMENDMENT.  Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

21.  WAIVER.  No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

22.  GOVERNING LAW.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.

23.  JURISDICTION.  Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York in connection with any Proceeding arising out of or relating to this Agreement, waives any objection to venue in the County of New York, State of New York, or such District, and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by clause (a)(ii) of Section 19.

24.  REMEDIES.  In the event of any actual or prospective breach or default under this Agreement by either party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages; provided that, except as provided in Section 15 and except with respect to a breach by Executive of his obligations pursuant to Sections 9, 10 and 11, no party hereto shall be liable under this Agreement for lost profits or consequential damages.

25.  SEVERABILITY.  The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

26.  COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

27.  ASSIGNMENT.  This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any Person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company's business substantially as an entirety. Except as otherwise expressly provided herein or required by law, Executive shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other Person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency Proceeding against Executive, or any other ruling, judgment, order, writ or decree.

28.  BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

29.  TITLES AND CAPTIONS.  The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

30.  GRAMMATICAL CONVENTIONS.  Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

31.  REFERENCES.  The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

32.  NO PRESUMPTIONS.  Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

33.  CERTAIN DEFINITIONS.  As used herein:

        (a)  "Confidential Information" means all confidential or proprietary information of the Company or a Subsidiary, including without limitation information relating to Inventions (including Confidential Information required to be disclosed to the Company pursuant to Section 10), Trade Rights, plant and equipment, products, customers, suppliers, marketing and sales, personnel, and financing and tax matters.

        (b)  "Invention" means any invention, design, process, system, improvement, development or discovery or any technical specifications, know-how or information or other intellectual property relating thereto.

        (c)  "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental authority, agency or instrumentality, or any group of the foregoing acting in concert.

        (d)  A "Proceeding" is any suit, action, arbitration, audit, investigation or other proceeding before or by any court, magistrate, arbitration panel or other tribunal, or any governmental agency, authority or instrumentality of competent jurisdiction.

(e)  "Subsidiary" means any Person in which the Company, directly or indirectly, owns any equity interest (including without limitation as a general partner of a partnership or a member of a limited liability company).

        (j)  "Superior Officer" means any of the Company's Chairman, Chief Executive Officer, President or Chief Operating Officer.

        (k)  "Trade Right" means any claim of copyright, trademark, service mark, trade name, brand name, trade dress, logo, symbol, design or other trade right.

34.  ENTIRE AGREEMENT.  This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating hereto, including, without limitation, the Employment Agreement, which shall terminate, notwithstanding any contrary provision thereof, immediately upon the commencement of the Term.

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

JAKKS PACIFIC, INC.		EXECUTIVE:

By:	/s/ Stephen G. Berman	/s/ Joel M. Bennett
	Stephen G. Berman, President	Joel M. Bennett

Exhibit A

Restricted Stock Award Agreement
Under the
JAKKS Pacific, Inc.
2002 Stock Award and Incentive Plan

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into effective as of July 17, 2007 by and between Joel Bennett (the "Employee") and JAKKS Pacific, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, pursuant to the Company’s 2002 Stock Award and Incentive Plan (the “Plan”), either the Company’s Board of Directors or the Compensation Committee thereof has approved the grant to the Employee of Restricted Stock set forth herein, subject to the terms and conditions of this Agreement.

1. AWARD OF RESTRICTED STOCK

      The Company hereby grants to the Employee an award of 15,000 shares of restricted common stock of the Company, par value $.001 per share (the “Restricted Stock”), subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement. The grant date of this award of Restricted Stock is July 17, 2007 (the “Grant Date”). This Agreement shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2. RESTRICTIONS; FORFEITURE

      2.1  Provided in all instances that the Employee’s employment with the Company has not terminated prior to the Final Vesting Date (as defined below), that number of shares of Restricted Stock set forth below shall vest on each listed corresponding date (each such date shall be a "Vesting Date"), such that on December 31, 2010 (the “Final Vesting Date”) all of the shares of Restricted Stock shall be fully vested:

Date	Number of Shares Vested

December 31, 2007	5,000 Shares
December 31, 2008	5,000 Shares
December 31, 2009	5,000 Shares

2.2  On each Vesting Date, the Employee shall own the vested shares of Restricted Stock free and clear of all restrictions imposed by this Agreement (except those restrictions imposed by Section 3.4 below). The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date, if ever, that the Restricted Stock becomes vested in accordance with the terms of this Agreement.

2.3  In the event the Employee’s employment with the Company has terminated prior to a Vesting Date, (i) the grant of any shares of Restricted Stock pursuant to this Agreement not yet vested shall be null and void, (ii) any entries on the stock books and ledgers of the Company with respect to such forfeited shares of Restricted Stock shall be cancelled, and (iii) the forfeited shares of Restricted Stock shall become authorized but unissued shares of the Company’s common stock.

3. STOCK; DIVIDENDS; VOTING

3.1  The stock certificate(s) evidencing the Restricted Stock shall be registered on the Company's books in the name of the Employee as of the Grant Date. The Company may issue stock certificates or otherwise evidence the Employee’s interest by using a book entry account. The Company may, in its sole discretion, maintain physical possession or custody of such stock certificates until such time as the shares of Restricted Stock are vested in accordance with Article 2. The Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

3.2  During the period the Restricted Stock is not vested, the Employee shall be entitled to receive dividends and/or other distributions declared on such Restricted Stock and the Employee shall be entitled to vote such Restricted Stock.

3.3  In the event of a change in capitalization, the number and class of shares of Restricted Stock or other securities that the Employee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect such change in capitalization, provided that any such additional shares of Restricted Stock or different shares or securities shall remain subject to the restrictions contained in this Agreement.

3.4  The Employee represents and warrants that he is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof. The Employee is aware that the Restricted Stock may not be registered under the federal or any state securities laws and that, in addition to the other restrictions on the shares of Restricted Stock, the Restricted Stock will not be able to be transferred unless an exemption from registration is available or the Restricted Stock becomes registered. By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal or state securities laws.

4. NO RIGHT TO CONTINUED SERVICE AS AN EMPLOYEE

        Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Employee any right with respect to continuance as an employee of the Company or any subsidiary of the Company.

5. TAXES AND WITHHOLDING

The Employee shall be responsible for all federal, state, and local income taxes payable with respect to this award of Restricted Stock. The Employee shall have the right to make such elections under the Code as are available in connection with this award of Restricted Stock. The Company and the Employee agree to report the value of the Restricted Stock in a consistent manner for federal income tax purposes. The Company shall have the right to retain and withhold from any payment of Restricted Stock the amount of taxes (if any) required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require the Employee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to the Employee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes.

6. EMPLOYEE BOUND BY THE PLAN

The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

7. MODIFICATION OF AGREEMENT

This Agreement may be modified, amended, suspended, or terminated, or any of the terms or conditions hereof waived, only by a written instrument executed by the parties hereto.

8. SEVERABILITY

        Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9. GOVERNING LAW

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

10. SUCCESSORS IN INTEREST

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of the Employee’s legal representatives. All obligations imposed upon the Employee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon the Employee’s heirs, executors, administrators, and successors.

11. RESOLUTION OF DISPUTES

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding, and conclusive on the Employee and the Company for all purposes.

12.  RESTRICTIVE COVENANTS

In consideration of the Restricted Stock granted to the Employee pursuant to the Plan and to induce the Company to grant the Employee such Restricted Stock, the Employee hereby agrees as follows:

(i)  Definitions.  As used in this Section 12, the following terms shall have the meanings ascribed to them in this subsection:

“Business” shall mean the business of designing, developing, marketing, selling and/or distributing children's toys and games.

“Competitive Company” shall mean any person, corporation, association, joint venture, partnership, or other business entity that engages in any part of the Business in competition with the Company.

“Restrictive Period” shall mean a period of one year following the Employee’s voluntary termination of employment with the Company or the termination of the Employee’s employment with the Company for cause; provided, however, that the Restrictive Period shall be extended for an additional period equal to any period during which the Employee is in violation of any of the provisions of Section 12(iv) below.

“Territory” shall mean the entire world.

(ii)  Acknowledgements.  The Employee acknowledges that by reason of the Employee’s position with the Company the Employee is and will be acquainted with confidential and privileged information relating to customer files and special customer information, vendor sources and information, licenses, product lines, intellectual property (including, but not limited to, patents, trademarks and copyrights), financings, mergers, acquisitions, selective personnel information and confidential processes, designs, ideas, plans, devices and materials, and other similar matters treated by the Company as confidential (the "Confidential Information") and that use of the Confidential Information might seriously damage the Company in the operation of the Business.

(iii)  Nondisclosure. The Employee agrees not to divulge, furnish, or make accessible to any third person, company or other organization or entity (other than in the regular course of the Company's Business) any Confidential Information, without the prior written consent of the Company; provided, however, that such covenant will not apply to any Confidential Information that was known by the Employee prior to the Company's disclosure thereof to the Employee, that is or becomes through no fault of the Employee generally available to the public, or that is independently developed and supplied to the Employee by a source other than the Company.

(iv)  Covenant Not to Compete.  The Employee hereby agrees that during the continuation of the Employee’s employment with the Company and during the Restrictive Period, the Employee will not, directly or indirectly, within the Territory:

(1)  own, manage, operate, control, be employed by, render advisory services to, support or assist (by loans or otherwise), participate in or be connected in the management or control of any Competitive Company, unless the Employee’s affiliation with such Competitive Company is not related in any way, directly or indirectly, to the sale or marketing of products or the provision of services that are of the same kind or a like nature as those products sold or services provided by the Company at the time the Employee’s employment with the Company terminates; or

(2)  solicit or attempt in any manner to persuade or influence any present or future customer of the Company to divert its business from the Company to any Competitive Company.

(v)  Enforcement.  The Employee hereby agrees that in the event of any breach or threatened breach by the Employee of any of the foregoing covenants, the Company, in addition to any other rights and remedies it may have, will be entitled to an injunction restraining such breach or threatened breach, and the Employee hereby agrees to stipulate that a breach by the Employee would cause irreparable damage to the Company and that its remedies at law would be inadequate. The Employee further agrees that the existence of any claim or cause of action on the part of the Employee against the Company shall not constitute a defense to the enforcement of these provisions and that the terms of the foregoing covenants, including without limitation the Restrictive Period and the Territory, are reasonable in all respects and necessary for the protection of the Company. If any court of competent jurisdiction will finally adjudicate that any of the covenants are too broad as to area, activity or time covered, the Employee agrees that such area, activity or time covered may be reduced to whatever extent such court deems reasonable and the covenants and the remedy of injunctive relief may be enforced as to such reduced area, activity or time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

JAKKS PACIFIC, INC.		JOEL BENNETT

By:	/s/ Stephen Berman	/s/ Joel Bennett
Stephen Berman, President